Exhibit 10.8

EXPENSE SUPPORT AND

CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this [•] day of [•], 2021, by and between Stellus Private Credit BDC, a Delaware statutory trust (the “Company”), and Stellus Private BDC Advisor, LLC (the “Advisor”).

WHEREAS, the Company is a closed-end management investment company that intends to elect to be treated as a business development company under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Company has retained the Advisor to furnish investment advisory services to the Company on the terms and conditions set forth in the investment advisory agreement, dated [•], 2021, entered between the Company and the Advisor (the “Investment Advisory Agreement”); and

WHEREAS, the Company and the Advisor have determined that it is appropriate and in the best interests of the Company for the Advisor to be incentivized to manage the Company in a manner which keeps the Company’s operating expenses at a reasonable level.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Advisor’s Expense Payments to the Company

(a) The Company and the Advisor agree that the Company will not bear more than an amount equal to 12.5 basis points of its total assets per quarter (50 basis points of its total assets per annum), pro-rated for partial periods, for the Covered Operating Expenses (as defined below) (such 12.5 basis point quarterly figure is referred to herein as the “Operating Expense Cap”) and that the Advisor will be obligated to pay all amounts in excess of the Operating Expense Cap on behalf of the Company. In furtherance thereof, on a quarterly basis, the Advisor shall reimburse the Company for Covered Operating Expenses in an amount equal to the cumulative amount by which the Covered Operating Expenses exceeded the Operating Expense Cap for such quarter and the eleven preceding quarters (commencing with the inception of the Company’s operations), less the sum of (i) the cumulative amount by which the Operating Expense Cap exceeded the Covered Operating Expenses for such quarter and the eleven preceding quarters (commencing with the inception of the Company’s operations) and (ii) the aggregate amount of any reimbursement payments previously paid by the Advisor pursuant to this Section 1(a) (such reimbursement payment is referred to herein as the “Expense Payment”).

For purposes of this Agreement, “Covered Operating Expenses” means (i) all direct and indirect costs and expenses incurred by the Advisor and reimbursed by the Company for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of investment advisory services under the Investment Advisory Agreement, including the costs and expenses of due diligence of potential investments, monitoring performance of the Company’s investments, serving as trustees and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Company’s rights in respect of its investments and disposing of investments; (ii) expenses incurred in valuing the Company’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); (iii) expenses incurred by the Company’s administrator or payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments; (iv) expenses related to unsuccessful portfolio acquisition efforts; (iv) administration fees; (v) transfer agent and custody fees and expenses; (vi) federal and state registration fees; (vii) independent trustees’ fees and expenses; (viii) costs of preparing and filing reports or other documents required by the SEC or other regulators; (ix) costs of any reports, proxy statements or other notices to stockholders, including printing costs; (x) the costs associated with individual or group stockholders; (xi) the Company’s allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums; (xii) direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, and outside legal costs; and (xiii) all other non-investment advisory expenses incurred by the Company, the Advisor or its affiliates in connection with the administering the Company’s business. For the avoidance of doubt, Covered Operating Expenses do not include organizational and offering expenses; costs relating to the offerings of the Company’s common shares of beneficial interest and other securities (including underwriting, placement agent and similar fees and commissions); interest payable on debt, if any, incurred to finance the Company’s investments and other fees and expenses related to the Company’s borrowings; federal, state and local taxes; all costs of registration and listing the Company’s shares on any securities exchange; investment advisory and management fees payable to the Advisor; and third-party investor hosting and similar platforms and service providers.

(b) In addition to any amounts payable pursuant to Section 1(a):

(i) if, in any calendar quarter, the Company’s adjusted debt to equity ratio exceeds 1.25:1, then the Advisor will pay Covered Operating Expenses on behalf of the Company (in addition to any amounts payable pursuant to the Section 1(a)) in an amount equal to 6.25 basis points per quarter (25 basis points per annum) of the value of the assets attributable to debt in excess of the 1.25:1 debt to equity ratio; and

(ii) if, in any calendar quarter, the Company’s adjusted debt to equity ratio exceeds 1.5:1, the Advisor will pay Covered Expenses (in addition to amounts paid pursuant to pursuant to Section 1(a) and the amounts paid pursuant to Section 1(b)(i)) in an amount equal to an additional 6.25 basis points per quarter (25 basis points per annum) of the value of the assets attributable to debt in excess of the 1.50:1 debt to equity ratio; and

(iii) provided, however, that any payments made by the Advisor in accordance with Section 1(b)(i) and Section 1(b)(ii) will not be subject to the conditional reimbursement mechanism described in Section 2.

(iv) For purposes of the foregoing determinations, (1) the value of the assets used to calculate the equity component of the Company’s adjusted debt to equity ratio will be the cost basis (and not fair value) thereof; and (2) debt drawn from a subscription line of credit shall not be included in the value of the debt used to calculate the Company’s adjusted debt to equity ratio.

(c) The Advisor’s obligation to make an Expense Payment and any payments required by Section 1(b) (the “Additional Expense Payment”) shall automatically become a liability of the Advisor and the right to such Expense Payment and such Additional Expense Payment shall be an asset of the Company on the last business day of the applicable quarter. The Expense Payment and the Additional Expense Payment for any quarter shall be paid by the Advisor to the Company in any combination of cash or other immediately available funds, and/or offset against amounts due from the Company to the Advisor no later than the earlier of (i) the date on which the Company closes its books for such quarter, or (ii) forty-five days after the end of such quarter.

2.	Reimbursement of Expense Payments by the Company

(a) Following any quarter in which the Company’s Covered Operating Expenses are less than the Operating Expense Cap, the Company will pay the differential amount or a portion thereof, in each case less any amount thereof used as an offset as provided in Section 1(a)(ii), to the Advisor until such time as all Expense Payments made by the Advisor to the Company within the three years prior to the last business day of such quarter has been reimbursed (such payment by the Company is referred to herein as the “Reimbursement Payment”).

(b) The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company and the right to such Reimbursement Payment shall be an asset of the Advisor on the last business day of the applicable three-year period referred to in Section 2(a). The Reimbursement Payment shall be paid by the Company to the Advisor in any combination of cash or other immediately available funds as promptly as possible following the applicable three-year period referred to in Section 2(a).

3.	Termination and Survival

(a) This Agreement shall become effective as of the date set forth above.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Advisor at any time, with or without notice.

(c) This Agreement shall automatically terminate in the event of (i) the termination of the Investment Advisory Agreement, or (ii) the Board of Trustees of the Company makes a determination to dissolve or liquidate the Company.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Advisor.

4.	Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Company is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Declaration of Trust or Bylaws, as each may be amended or restated, or to relieve or deprive the Board of Trustees of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Advisor.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

STELLUS PRIVATE CREDIT BDC

By:
Name:
Title:

STELLUS PRIVATE BDC ADVISOR, LLC

By:
Name:
Title:

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